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                                                                    Exhibit 99.1

Friday June 22, 2:49 pm Eastern Time

Press Release

Enviro-Clean of America Inc. Announces Restructuring

SAN ANTONIO--(BUSINESS WIRE)--June 22, 2001--Enviro-Clean of America Inc. (OTCBB:EVCL - news) today announced that the Board of Directors has voted unanimously to approve the sale of Kandel & Son Inc. to Richard Kandel.

As part of the transaction, Mr. Kandel will no longer serve as Chairman, Chief Executive Officer or as a member of the Board of Directors. Mr. Kandel's sole relationship with Enviro-Clean will be as a non-paid advisor to the Merger & Acquisition Committee of the board, which continues to pursue opportunities outside of the janitorial supply industry. Randall K. Davis will assume the positions of Chairman and Chief Executive Officer.

As part of the sale of Kandel & Son Inc. Mr. Kandel shall relieve the company from any future payments on his employment agreement, saving the Company $1,000,000 over the next 4 years. As direct consideration for the acquisition of Kandel & Son Inc. the Company has received 300,000 shares of IVAX Diagnostics Inc. (AMEX:IVD - news) and 1,000,000 shares of Enviro-Clean of America Inc. (OTCBB:EVCL - news) common stock from Mr. Kandel. The Company will retire the 1,000,000 shares of Enviro-Clean common stock thereby reducing the amount of outstanding shares of the Company by 15% to approximately 5,782,954 shares. The transaction will additionally increase the Company's ownership of IVAX Diagnostics by 32% from 930,000 to 1,230,000 shares.

The Board has retained the services of Mr. James R. Park to provide a fairness opinion on the Kandel & Son Inc. transaction. Mr. Park is a principal in Munroe, Park & Johnson LTD. Founded in 1986, Munroe, Park & Johnson LTD. is devoted exclusively to the valuation of businesses and commercial litigation support. The principals in the firm are Accredited Senior Appraisers of the American Society of Appraisers and are members of the International Board of Examiners of the American Society of Appraisers. Enviro-Clean has additionally retained the firm to provide a fairness opinion for the sale of Superior Chemical & Supply Inc.

In a separate action, the Board has also accepted a letter of intent for the sale of Superior Chemical & Supply Inc. The consideration for the acquisition of Superior Chemical & Supply Inc. is $533,334 in cash. Upon closing of the two transactions, the Company will realize an approximate net non-cash taxable gain of $300,000.

In addition, subject to shareholder approval, the Board has approved changing the name of the Company to Titanium Holdings Group Inc. to better reflect the company's decision to no longer participate in the consolidation of janitorial supply companies.
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The Company will continue to operate its wholly owned subsidiary Cleaning Ideas
Corp. located in San Antonio, Texas. Cleaning Ideas Corp. is a manufacturer and distributor in the janitorial and sanitary supply industry. Its two divisions comprise nine Cleaning Ideas retail stores and Sanivac/Davis Manufacturing Company a distribution/manufacturing company.

Enviro-Clean of America's current holdings, upon closing of the above mentioned transactions, will include its wholly owned operation Cleaning Ideas Corp., and its investments in IVAX Diagnostics (AMEX:IVD - news) and equip2move Inc. Mr. Davis serves on the Board of Directors of IVAX Diagnostics.

IVAX Diagnostics Inc., headquartered in Miami, Fla., develops, manufactures and markets proprietary diagnostic reagents, instrumentation and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l. and ImmunoVision Inc. IVAX Corporation (AMEX:IVX - news) owns approximately 70% of IVAX Diagnostics Inc.

equip2move Inc. headquartered in New York, N.Y., is comprised of some of the leading companies in the industrial and commercial equipment market. The Company expects to offer customers a complete solution in the auction of industrial and commercial equipment, asset management of equipment and inventory and direct purchase of manufactured goods. The auctions are conducted through its Web site www.equip2move.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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Contact:

     Enviro-Clean of America Inc., San Antonio
     Randall K. Davis, 210/293-1232 ext. 100
     randall@evclean.com